EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Cadence Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Scott A. Byrd (“Executive”), and shall be effective as of June 22, 2009 (the “Effective Date”).

WHEREAS, the Company desires to employ Executive, and Executive desires to commence employment with the Company, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a) Board. “Board” means the Board of Directors of the Company.

(b) Bonus. “Bonus” means an amount equal to (i) the bonus awarded to Executive for the fiscal year prior to the date of termination (which bonus shall be annualized to the extent Executive was not employed for the entire fiscal year prior to the date of termination), or (ii) if Executive has not received a bonus because Executive was not employed by the Company for a sufficient period of time, Executive’s target annual bonus for the fiscal year in which the date of termination occurs. If any portion of the bonuses awarded to Executive consisted of securities or other property, the fair market value thereof shall be determined in good faith by the Board.

(c) Cause. “Cause” means any of the following:

(i) the commission of an act of fraud, embezzlement or dishonesty by Executive that has a material adverse impact on the Company or any successor or affiliate thereof;

(ii) a conviction of, or plea of “guilty” or “no contest” to, a felony by Executive;

(iii) any unauthorized use or disclosure by Executive of confidential information or trade secrets of the Company or any successor or affiliate thereof that has a material adverse impact on any such entity;

(iv) Executive’s gross negligence, insubordination or material violation of any duty of loyalty to the Company or any other material misconduct on the part of Executive;

(v) Executive’s ongoing and repeated failure or refusal to perform or neglect of Executive’s duties as required by this Agreement, which failure, refusal or neglect continues for fifteen (15) days following Executive’s receipt of written notice from the Board or the Company’s President and Chief Executive Officer (the “CEO”) stating with specificity the nature of such failure, refusal or neglect; or

(vi) Executive’s breach of any material provision of this Agreement;

provided, however, that prior to the determination that “Cause” under this Section 1(c) has occurred, the Company shall (w) provide to Executive in writing, in reasonable detail, the reasons for the determination that such “Cause” exists, (x) other than with respect to clause (v) above which specifies the applicable period of time for Executive to remedy his or her breach, afford Executive a reasonable opportunity to remedy any such breach, (y) provide the Executive an opportunity to be heard prior to the final decision to terminate the Executive’s employment hereunder for such “Cause” and (z) make any decision that such “Cause” exists in good faith.

The foregoing definition shall not in any way preclude or restrict the right of the Company or any successor or affiliate thereof to discharge or dismiss Executive for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of this Agreement, to constitute grounds for termination for Cause.

(d) Change of Control. “Change of Control” means (i) a merger or consolidation of the Company with or into any other corporation or other entity or person or (ii) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s outstanding securities or all or substantially all of the Company’s assets; provided, however, that the following events shall not constitute a “Change of Control”: (A) a merger or consolidation of the Company in which the holders of the voting securities of the Company immediately prior to the merger or consolidation hold at least a majority of the voting securities in the successor corporation immediately after the merger or consolidation; (B) a sale, lease, exchange or other transaction in one transaction or a series of related transactions of all or substantially all of the Company’s assets to a wholly-owned subsidiary corporation; (C) a mere reincorporation of the Company; or (D) a transaction undertaken for the sole purpose of creating a holding company that will be owned in substantially the same proportion by the persons who held the Company’s securities immediately before such transaction.

(e) Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations and other interpretive guidance issued thereunder.

(f) Good Reason. “Good Reason” means the occurrence of any of the following events or conditions without Executive’s written consent:

(i) a material diminution in Executive’s authority, duties or responsibilities;

(ii) a material diminution in Executive’s base compensation, except in connection with a general reduction in the base compensation of the Company’s or any successor’s or affiliate’s personnel with similar status and responsibilities;

(iii) a material change in the geographic location at which Executive must perform his duties; or

(iv) any other action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to Executive under this Agreement.

Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without Executive’s written consent within ninety (90) days of the occurrence of such event. The Company or any successor or affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from Executive. Any voluntary termination of Executive’s employment for “Good Reason” following such thirty (30) day cure period must occur no later than the date that is six (6) months following the initial occurrence of one of the foregoing events or conditions without Executive’s written consent and such voluntary termination of Executive’s employment shall be treated as an involuntary termination of employment.

(g) Permanent Disability. Executive’s “Permanent Disability” shall be deemed to have occurred if Executive shall become physically or mentally incapacitated or disabled or otherwise unable fully to discharge his or her duties hereunder for a period of ninety (90) consecutive calendar days or for one hundred twenty (120) calendar days in any one hundred eighty (180) calendar-day period. The existence of Executive’s Permanent Disability shall be determined by the Company on the advice of a physician chosen by the Company and the Company reserves the right to have the Executive examined by a physician chosen by the Company at the Company’s expense.

(h) Stock Awards. “Stock Awards” means all stock options, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.

2. Services to Be Rendered.

(a) Duties and Responsibilities. Executive shall serve as Senior Vice President and Chief Commercial Officer of the Company. In the performance of such duties, Executive shall report directly to the CEO and shall be subject to the direction of the CEO and to such limits upon Executive’s authority as the Board or the CEO may from time to time impose. In the event of the CEO’s incapacity or unavailability, Executive shall be subject to the direction of the Board or its designee. Executive hereby consents to serve as an officer and/or director of the Company or any subsidiary or affiliate thereof without any additional salary or compensation, if so requested by the CEO. Executive shall be employed by the Company on a full time basis. Executive’s primary place of work shall be the Company’s facility in San Diego, California, or such other location within San Diego County as may be designated by the CEO from time to time. Executive shall also render services at such other places within or outside the United States as the CEO may direct from time to time. Executive shall be subject to and comply with the policies and procedures generally applicable to senior executives of the Company to the extent the same are not inconsistent with any term of this Agreement.

(b) Exclusive Services. Executive shall at all times faithfully, industriously and to the best of his or her ability, experience and talent perform to the satisfaction of the Board and the CEO all of the duties that may be assigned to Executive hereunder and shall devote substantially all of his or her productive time and efforts to the performance of such duties.

Subject to the terms of the Employee Proprietary Information and Inventions Agreement referred to in Section 5(b), this shall not preclude Executive from devoting time to personal and family investments or serving on community and civic boards, or participating in industry associations, provided such activities do not interfere with his or her duties to the Company, as determined in good faith by the CEO. Executive agrees that he or she will not join any boards, other than community and civic boards (which do not interfere with his or her duties to the Company), without the prior approval of the CEO.

3. Compensation and Benefits. The Company shall pay or provide, as the case may be, to Executive the compensation and other benefits and rights set forth in this Section 3.

(a) Base Salary. The Company shall pay to Executive a base salary of Three Hundred Twenty-Five Thousand Dollars ($325,000.00) per year, payable in accordance with the Company’s usual pay practices (and in any event no less frequently than monthly). Executive’s base salary shall be subject to review annually by and at the sole discretion of the Compensation Committee of the Board or its designee.

(b) Bonus. Executive shall participate in any bonus plan that the Board or its designee may approve for the senior executives of the Company.

(c) Employment Bonus and Relocation Benefits.

(i) Employment Bonus. Executive shall be eligible to receive a one-time employment bonus of Thirty Thousand Dollars ($30,000.00), less applicable withholding, payable within thirty (30) days after the Effective Date (the “Employment Bonus”).

(ii) Relocation Benefits. Executive agrees to relocate to the San Diego, California area, and commence working from the Company’s San Diego headquarters, as soon as practicable, but not later than August 3, 2009. In order to assist Executive with the relocation of Executive’s family and personal effects to San Diego, California, the Company hereby agrees to pay or reimburse to Executive, as the case may be, or cause to be paid to third parties providing relocation services to Executive, certain expenses incurred by Executive in connection therewith, as follows:

(A) Moving expenses for Executive’s household goods and two vehicles (excluding extraordinary or unusual moving costs), to be paid by the Company to the moving company;

(B) Transportation, lodging and meal costs actually incurred by Executive within four (4) months after the Effective Date for two house hunting trips for Executive and his spouse and children between Executive’s current residence and San Diego, California, to be reimbursed to Executive;

(C) Transportation costs actually incurred by Executive within four (4) months after the Effective Date for the relocation of Executive and his spouse and children between Executive’s current residence and San Diego, California, to be reimbursed to Executive;

(D) Rental expenses actually incurred by Executive for temporary housing in the San Diego, California area for up to four months following the Effective Date, not to exceed Five Thousand Dollars ($5,000.00) per month, to be reimbursed to Executive;

(E) A payment of Twenty-Five Thousand Dollars ($25,000.00) to assist Executive with any incidental expenses associated with Executive’s relocation, to be paid to Executive within thirty (30) days after the Effective Date;

(F) Reasonable and customary realtor’s commissions actually incurred by Executive as required to sell Executive’s existing home and purchase a new home in the San Diego, California area, to be reimbursed to Executive upon the closing of escrow of each transaction provided that such escrow closing occurs within twelve (12) months after the Effective Date;

(G) A home purchase assistance payment of Fifty Thousand Dollars ($50,000.00), to be paid to Executive upon the closing of escrow for the purchase a home in the San Diego, California, area, provided that such escrow closing occurs within twelve (12) months after the Effective Date;

(H) Housing assistance payments to be paid to Executive monthly, in arrears, commencing upon Executive’s execution of a lease or purchase agreement for a home in the San Diego, California area (the date of such execution, the “Commencement Date”), provided that such agreement is executed within twelve (12) months after the Effective Date, and provided, further, that Executive remains employed with the Company on the date each such payment is made, as follows:

i. One Thousand Five Hundred Dollars ($1,500.00) per month for a period of twelve (12) calendar months following the Commencement Date;

ii. One Thousand Dollars ($1,000.00) per month for the twelve (12) calendar month period commencing on the first anniversary of the Commencement Date; and

iii. Five Hundred Dollars ($500.00) per month, for the twelve (12) calendar month period commencing on the second anniversary of the Commencement Date.

The total of the amounts actually paid or reimbursed to Executive pursuant to Section 3(c)(ii)(B) through Section 3(c)(ii)(H) (i.e., excluding the amount paid to a moving company pursuant to Section 3(c)(ii)(A)) is referred to herein as the “Relocation Assistance Amount.” With respect to any portions of the Relocation Assistance Amount that are taxable to Executive, and in addition thereto, the Company shall pay to Executive (or make a contribution on Executive’s behalf into Executive’s withholding account), an amount equal to the sum of any federal and state income and employment taxes incurred by Executive with respect to his receipt of such amounts (the “Gross-Up Payment”). The Gross-Up Payment shall be calculated by reference to standard U.S. and applicable state tax rates and shall be paid in accordance with Treasury Regulation Section 1.409A-3(i)(1)(v).

All expenses comprising a portion of the Relocation Assistance Amount must be incurred by and paid to Executive during the term of his employment with the Company. All travel expenses eligible for reimbursement must be consistent with the Company’s then-current travel policies, and the Company’s payment of any portions of the Relocation Assistance Amount indicated as being reimbursable to Executive shall be subject to the Company’s receipt on or before the date of payment of documentation supporting such expenses (the “Supporting Documentation”).

If Executive resigns from the Company’s employment for any reason on or before the first anniversary of the Effective Date, Executive shall repay to the Company the total Relocation Assistance Amount and Gross-Up Payment paid by the Company pursuant to this Section 3(c)(ii) as of the date of termination. The Company shall have the right to offset such amounts against any compensation otherwise payable to Executive on the date of termination.

To the extent that any payments or reimbursements provided to Executive under this Section 3(c)(ii) are deemed to constitute compensation to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed to Executive within thirty (30) days after the Company’s receipt of the Supporting Documentation, but in no event later than the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses. The amounts provided under this Section 3(c)(ii) during any taxable year of Executive’s will not affect such amounts provided in any other taxable year of Executive’s, and Executive’s right to payment of or reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

(d) Benefits. Executive shall be entitled to participate in benefits under the Company’s benefit plans and arrangements, including, without limitation, any employee benefit plan or arrangement made available in the future by the Company to its senior executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The Company shall have the right to amend or delete any such benefit plan or arrangement made available by the Company to its senior executives and not otherwise specifically provided for herein.

(e) Expenses. The Company shall reimburse Executive for reasonable out-of-pocket business expenses incurred in connection with the performance of his or her duties hereunder, subject to (i) such policies as the Company may from time to time establish, (ii) Executive furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures, (iii) Executive receiving advance approval from the CEO in the case of expenses for travel outside of North America, and (iv) Executive receiving advance approval from the CEO in the case of expenses (or a series of related expenses) in excess of Ten Thousand Dollars ($10,000.00). Any amounts payable under this Section 3(d) shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid in accordance with Company policy but in no event later than the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses. The amounts provided under this Section 3(d) during any taxable year of Executive’s will not affect such amounts provided in any other taxable year of Executive’s, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit. The two preceding sentences shall only apply with respect to expense reimbursements that are taxable to Executive.

(f) Paid Time Off. Executive shall be entitled to such periods of paid time off (“PTO”) each year as provided from time to time under the Company’s PTO guidelines; provided that Executive shall be entitled to at least four (4) weeks of PTO per year.

(g) Equity Plans. Executive shall be entitled to participate in any equity or other employee benefit plan that is generally available to senior executive officers, as distinguished from general management, of the Company. Except as otherwise provided in this Agreement, Executive’s participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

(h) Stock Award Acceleration.

(i) If Executive’s employment is terminated by the Company without Cause, by Executive for Good Reason, or as a result of Executive’s death or Permanent Disability, the vesting and/or exercisability of each of Executive’s outstanding Stock Awards shall be automatically accelerated on the date of termination as to the number of Stock Awards that would vest over the twelve (12) month period following the date of termination had Executive remained continuously employed by the Company during such period.

(ii) The vesting and exercisability of fifty percent (50%) of Executive’s outstanding Stock Awards shall be automatically accelerated on the date of a Change of Control.

(iii) If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason within three (3) months prior to or twelve (12) months following a Change of Control, the vesting and/or exercisability of any outstanding unvested portions of Executive’s Stock Awards shall be automatically accelerated on the later of (A) the date of termination or (B) the date of the Change of Control. In addition, Executive’s Stock Awards may be exercised by Executive (or Executive’s guardian or legal representative) until the latest of (A) three (3) months after the date of termination, (B) with respect to any portion of the Stock Awards that become exercisable on the date of a Change of Control pursuant to this Section 3(g)(iii), three (3) months after the date of the Change of Control, or (C) such longer period as may be specified in the applicable Stock Award agreement; provided, however, that in no event shall any Stock Award remain exercisable beyond the original outside expiration date of such Stock Award.

(iv) The vesting pursuant to clauses (i), (ii) and (iii) of this Section 3(g) shall be cumulative. The foregoing provisions are hereby deemed to be a part of each Stock Award and to supersede any less favorable provision in any agreement or plan regarding such Stock Award.

4. Termination and Severance. Executive shall be entitled to receive benefits upon termination of employment only as set forth in this Section 4:

(a) At-Will Employment; Termination. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either party at any time for any or no reason, with or without notice. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement. Executive’s employment under this Agreement shall be terminated immediately on the death of Executive.

(b) Termination by Death. If Executive’s employment is terminated by death, Executive’s estate shall be entitled to receive (i) Executive’s fully earned but unpaid base salary for days worked prior to the date of Executive’s death at the rate then in effect, plus all other amounts to which Executive is entitled under any compensation plan or practice of the Company at the time of Executive’s death, (ii) a lump sum cash payment equal to Executive’s annual base salary as in effect immediately prior to the date of death (plus all accrued and unpaid expenses reimbursable in accordance with Section 3(c)), payable within thirty (30) days following the date of Executive’s death, (iii) a lump sum cash payment equal to Executive’s Bonus for the year in which Executive’s death occurs prorated for the period during such year Executive was employed prior to his or her death, payable within thirty (30) days following the date of Executive’s death, and (iv) for the period beginning on the date of death and ending on the date which is twelve (12) full months following the date of death (or, if earlier, the date on which the applicable continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) expires), the Company shall reimburse Executive’s eligible dependents for the costs associated with continuation coverage for such eligible dependents pursuant to COBRA (provided that Executive’s dependents shall be solely responsible for all matters relating to such continuation of coverage pursuant to COBRA, including, without limitation, election of such coverage and his or her timely payment of premiums).

(c) Termination for Permanent Disability. If Executive’s employment is terminated by the Company as a result of Executive’s Permanent Disability, Executive shall be entitled to receive (i) Executive’s fully earned but unpaid base salary for days worked prior to the commencement of Executive’s disability leave at the rate then in effect, plus all other amounts to which Executive is entitled under any compensation plan or practice of the Company at the time such payments are due (plus all accrued and unpaid expenses reimbursable in accordance with Section 3(c)), (ii) subject to Executive’s continued compliance with Section 5, a lump sum cash payment equal to Executive’s annual base salary as in effect immediately prior to the date of termination, payable within ten (10) days following the effective date of Executive’s Release (as defined below), (iii) subject to Executive’s continued compliance with Section 5, a lump sum cash payment equal to Executive’s Bonus for the year in which the date of termination occurs prorated for the period during such year Executive was employed prior to the date of termination, within ten

(10) days following the effective date of Executive’s Release (as defined below), (iv) subject to Executive’s continued compliance with Section 5, for the period beginning on the date of termination and ending on the date which is twelve (12) full months following the date of termination (or, if earlier, the date on which the applicable continuation period under COBRA expires), the Company shall (A) reimburse Executive for the costs associated with continuation coverage pursuant to COBRA for Executive and his or her eligible dependents who were covered under the Company’s health plans as of the date of Executive’s termination (provided that Executive shall be solely responsible for all matters relating to his or her continuation of coverage pursuant to COBRA, including, without limitation, his or her election of such coverage and his or her timely payment of premiums), and (v) the Company shall pay for and provide Executive and such eligible dependents with a lump sum payment sufficient to pay the premiums for life insurance benefits coverage for the twelve (12) month period commencing on the date of termination to the extent such Executive and/or such dependents were receiving such benefits prior to the date of Executive’s termination, which payment shall be paid within ten (10) days following the effective date of Executive’s Release.

(d) Termination Without Cause or For Good Reason.

(i) Termination Without Cause or For Good Reason. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason more than three (3) months prior to a Change of Control or more than twelve (12) months following a Change of Control, Executive shall be entitled to receive, in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of the Company (other than as provided in Section 3(g) of this Agreement), the benefits provided below:

(A) the Company shall pay to Executive his or her fully earned but unpaid base salary, when due, through the date of termination at the rate then in effect, plus all other amounts to which Executive is entitled under any compensation plan or practice of the Company at the time of termination (plus all accrued and unpaid expenses reimbursable in accordance with Section 3(c));

(B) subject to Executive’s continued compliance with Section 5, Executive shall be entitled to receive a lump sum cash payment equal to Executive’s annual base salary as in effect immediately prior to the date of termination, payable within ten (10) days following the effective date of Executive’s Release (as defined below); plus

(C) subject to Executive’s continued compliance with Section 5, for the period beginning on the date of termination and ending on the date which is twelve (12) full months following the date of termination (or, if earlier, the date on which the applicable continuation period under COBRA expires), the Company shall reimburse Executive for the costs associated with continuation coverage pursuant to COBRA for Executive and his or her eligible dependents who were covered under the Company’s health plans as of the date of Executive’s termination (provided that Executive shall be solely responsible for all matters relating to his or her continuation of coverage pursuant to COBRA, including, without limitation, his or her election of such coverage and his or her timely payment of premiums); and

(D) subject to Executive’s continued compliance with Section 5, the Company shall pay for and provide Executive and such eligible dependents with a lump sum payment sufficient to pay the premiums for life insurance benefits coverage for the twelve (12) month period commencing on the date of termination to the extent such Executive and/or such dependents were receiving such benefits prior to the date of Executive’s termination, which payment shall be paid within ten (10) days following the effective date of Executive’s Release; and

(E) subject to Executive’s continued compliance with Section 5, for the period beginning on the date of termination and ending on the date which is twelve (12) full months following the date of termination, Executive shall be entitled to executive-level outplacement services at the Company’s expense, not to exceed $15,000. Such services shall be provided by a firm selected by Executive from a list compiled by the Company.

(F) To the extent Executive is entitled to payments or benefits under Section 4(d)(ii), then Executive shall receive the payments and benefits described in Section 4(d)(ii) in lieu of the payments and benefits described in this Section 4(d)(i).

(ii) Termination Without Cause or By Executive For Good Reason In Connection With a Change of Control. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason within three (3) months prior to or twelve (12) months following a Change of Control (provided that, in the event the date of Executive’s termination of employment precedes the consummation of a Change of Control, such Change of Control must occur no later than March 1 of the calendar year following the year in which Executive’s termination of employment occurs), Executive shall be entitled to receive, in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of the Company (other than as provided in Section 3(g) of this Agreement), the benefits provided below:

(A) the Company shall pay to Executive his or her fully earned but unpaid base salary, when due, through the date of termination at the rate then in effect, plus all other amounts to which Executive is entitled under any compensation plan or practice of the Company at the time of termination (plus all accrued and unpaid expenses reimbursable in accordance with Section 3(c));

(B) subject to Executive’s continued compliance with Section 5, Executive shall be entitled to receive a lump sum cash payment, payable within ten (10) days following the effective date of Executive’s Release (or, in the event the date of termination precedes the consummation of a Change of Control, the payment of Executive’s prorated Bonus pursuant to clause (2) below shall be paid within ten (10) days following the date of the Change in Control but in no event later than March 15 of the calendar year following the year in which Executive’s termination of employment occurs), equal to the sum of:

(1) Executive’s annual base salary as in effect immediately prior to the date of termination, plus

(2) an amount equal to Executive’s Bonus for the year in which the date of termination occurs prorated for the period during such year Executive was employed prior to the date of termination;

(C) subject to Executive’s continued compliance with Section 5, for the period beginning on the date of termination and ending on the date which is twelve (12) full months following the date of termination (or, if earlier, the date on which the applicable continuation period under COBRA expires), the Company shall reimburse Executive for the costs associated with continuation coverage pursuant to COBRA for Executive and his or her eligible dependents who were covered under the Company’s health plans as of the date of Executive’s termination (provided that Executive shall be solely responsible for all matters relating to his or her continuation of coverage pursuant to COBRA, including, without limitation, his or her election of such coverage and his or her timely payment of premiums), and

(D) subject to Executive’s continued compliance with Section 5, the Company shall pay for and provide Executive and such eligible dependents with a lump sum payment sufficient to pay the premiums for life insurance benefits coverage for the twelve (12) month period commencing on the date of termination to the extent such Executive and/or such dependents were receiving such benefits prior to the date of Executive’s termination, which payment shall be paid within ten (10) days following the effective date of Executive’s Release; and

(E) subject to Executive’s continued compliance with Section 5, for the period beginning on the date of termination and ending on the date which is twelve (12) full months following the date of termination, Executive shall be entitled to executive-level outplacement services at the Company’s expense, not to exceed $15,000. Such services shall be provided by a firm selected by Executive from a list compiled by the Company.

(e) Termination for Cause, Voluntary Resignation Without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason (other than as a result of Executive’s death or Permanent Disability), the Company shall not have any other or further obligations to Executive under this Agreement (including any financial obligations) except that Executive shall be entitled to receive (i) Executive’s fully earned but unpaid base salary, through the date of termination at the rate then in effect, and (ii) all other amounts or benefits to which Executive is entitled under any compensation, retirement or benefit plan or practice of the Company at the time of termination in accordance with the terms of such plans or practices, including, without limitation, any continuation of benefits required by COBRA or applicable law (plus all accrued and unpaid expenses reimbursable in accordance with Section 3(c)). In addition, if Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason (other than as a result of Executive’s death or Permanent Disability), all vesting of Executive’s unvested Stock Awards previously granted to him or her by the Company shall cease and none of such unvested Stock Awards shall be exercisable following the date of such termination. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.

(f) Delay of Payments. If at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Code, as determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is at least six (6) months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code).

(g) Release. As a condition to Executive’s receipt of any post-termination benefits described in this Agreement, Executive shall execute and not revoke a general release of all claims in favor of the Company (the “Release”) substantially in the form attached hereto. It is understood that, as specified in the applicable Release, Executive has a certain number of calendar days to consider whether to execute such Release and, if provided under applicable law, Executive may revoke such Release within seven (7) calendar days after execution. Notwithstanding any provision to the contrary in this Agreement, no post-termination benefits described in this Agreement shall be paid pursuant to this Agreement unless, on or prior to the 60th day following the date of termination, Executive’s Release has been executed and remains effective on such date and any applicable revocation period has expired without the Release being revoked by Executive.

(h) Exclusive Remedy. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Executive’s employment shall cease upon such termination. In the event of a termination of Executive’s employment with the Company, Executive’s sole remedy shall be to receive the payments and benefits described in this Section 4. In addition, Executive acknowledges and agrees that he or she is not entitled to any reimbursement by the Company for any taxes payable by Executive as a result of the payments and benefits received by Executive pursuant to this Section 4, including, without limitation, any excise tax imposed by Section 4999 of the Code.

(i) No Mitigation. The amount of any payment or benefit provided for in this Section 4 shall not be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits and, as provided in Sections 4(b), (c) or (d), Executive’s (or his or her dependents’) right to continued healthcare and life insurance benefits following his or her termination of employment will terminate on the date on which the applicable continuation period under COBRA expires. In addition, loans, advances or other amounts owed by Executive to the Company may be offset by the Company against amounts payable to Executive under this Section 4.

(j) Return of the Company’s Property. If Executive’s employment is terminated for any reason, the Company shall have the right, at its option, to require Executive to vacate his or her offices prior to or on the effective date of termination and to cease all activities on the Company’s behalf. Upon the termination of his or her employment in any manner, as a condition to the Executive’s receipt of any post-termination benefits described in this

Agreement, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company. Executive shall deliver to the Company a signed statement certifying compliance with this Section 4(j) prior to the receipt of any post-termination benefits described in this Agreement.

(k) Waiver of the Company’s Liability. Executive recognizes that his or her employment is subject to termination with or without Cause for any reason and therefore Executive agrees that Executive shall hold the Company harmless from and against any and all liabilities, losses, damages, costs and expenses, including but not limited to, court costs and reasonable attorneys’ fees, which Executive may incur as a result of the termination of Executive’s employment. Executive further agrees that Executive shall bring no claim or cause of action against the Company for damages or injunctive relief based on a wrongful termination of employment. Executive agrees that the sole liability of the Company to Executive upon termination of this Agreement shall be that determined by this Section 4. In the event this covenant is more restrictive than permitted by laws of the jurisdiction in which the Company seeks enforcement thereof, this covenant shall be limited to the extent permitted by law.

5. Certain Covenants.

(a) Noncompetition. Except as may otherwise be approved by the Board, during the term of Executive’s employment, Executive shall not have any ownership interest (of record or beneficial) in, or have any interest as an employee, salesman, consultant, officer or director in, or otherwise aid or assist in any manner, any firm, corporation, partnership, proprietorship or other business that engages in any county, city or part thereof in the United States and/or any foreign country in a business which competes directly or indirectly (as determined by the Board) with the Company’s business in such county, city or part thereof, so long as the Company, or any successor in interest of the Company to the business and goodwill of the Company, remains engaged in such business in such county, city or part thereof or continues to solicit customers or potential customers therein; provided, however, that Executive may own, directly or indirectly, solely as an investment, securities of any entity which are traded on any national securities exchange if Executive (x) is not a controlling person of, or a member of a group which controls, such entity; or (y) does not, directly or indirectly, own one percent (1%) or more of any class of securities of any such entity.

(b) Confidential Information. Executive and the Company have entered into the Company’s standard employee proprietary information and inventions agreement (the “Employee Proprietary Information and Inventions Agreement”). Executive agrees to perform each and every obligation of Executive therein contained.

(c) Solicitation of Employees. Executive shall not during the term of Executive’s employment and for the applicable severance period for which Executive receives severance benefits following any termination hereof pursuant to Section 4(c) or (d) above (regardless of whether Executive receives such severance benefits in a lump sum payment or over the length of the severance period) (the “Restricted Period”), directly or indirectly, solicit or encourage to leave the employment of the Company or any of its affiliates, any employee of the Company or any of its affiliates.

(d) Solicitation of Consultants. Executive shall not during the term of Executive’s employment and for the Restricted Period, directly or indirectly, hire, solicit or encourage to cease work with the Company or any of its affiliates any consultant then under contract with the Company or any of its affiliates within one year of the termination of such consultant’s engagement by the Company or any of its affiliates.

(e) Rights and Remedies Upon Breach. If Executive breaches or threatens to commit a breach of any of the provisions of this Section 5 (the “Restrictive Covenants”), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

(i) Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide adequate remedy to the Company; and

(ii) Accounting and Indemnification. The right and remedy to require Executive (i) to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive or any associated party deriving such benefits as a result of any such breach of the Restrictive Covenants; and (ii) to indemnify the Company against any other losses, damages (including special and consequential damages), costs and expenses, including actual attorneys’ fees and court costs, which may be incurred by them and which result from or arise out of any such breach or threatened breach of the Restrictive Covenants.

(f) Severability of Covenants/Blue Pencilling. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. Executive hereby waives any and all right to attack the validity of the Restrictive Covenants on the grounds of the breadth of their geographic scope or the length of their term.

(g) Enforceability in Jurisdictions. The Company and Executive intend to and do hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company and Executive that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

(h) Definitions. For purposes of this Section 5, the term “Company” means not only Cadence Pharmaceuticals, Inc., but also any company, partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with Cadence Pharmaceuticals, Inc.

6. Insurance. The Company shall have the right to take out life, health, accident, “key-man” or other insurance covering Executive, in the name of the Company and at the Company’s expense in any amount deemed appropriate by the Company. Executive shall assist the Company in obtaining such insurance, including, without limitation, submitting to any required examinations and providing information and data required by insurance companies.

7. Arbitration. Any dispute, claim or controversy based on, arising out of or relating to Executive’s employment or this Agreement shall be settled by final and binding arbitration in San Diego, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; however, Executive and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party; provided, however, that the prevailing party shall be reimbursed for such fees, costs and expenses within forty-five (45) days following any such award, provided, further, that the parties’ obligations pursuant to this sentence shall terminate on the tenth (10th) anniversary of the date of Executive’s termination of employment. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 7 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Executive’s employment; provided, however, that neither this Agreement nor the submission to arbitration shall limit the parties’ right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both Executive and the Company expressly waive their right to a jury trial.

8. General Relationship. Executive shall be considered an employee of the Company within the meaning of all federal, state and local laws and regulations including, but not limited to, laws and regulations governing unemployment insurance, workers’ compensation, industrial accident, labor and taxes.

9. Miscellaneous.

(a) Modification; Prior Claims. This Agreement and the Employee Proprietary Information and Inventions Agreement set forth the entire understanding of the parties with respect to the subject matter hereof, supersede all existing agreements between them concerning such subject matter, including the Original Agreement, between the Company and Executive, and may be modified only by a written instrument duly executed by each party.

(b) Assignment; Assumption by Successor. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(c) Survival. The covenants, agreements, representations and warranties contained in or made in Sections 4, 5, 7 and 9 of this Agreement shall survive any termination of Executive’s employment.

(d) Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

(e) Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

(f) Section Headings. The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

(g) Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by telex or telecopy or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed to:

If to the Company or the Board:

Cadence Pharmaceuticals, Inc.

ATTN: Secretary

12481 High Bluff Drive, Suite 200

San Diego, CA 92130

If to Executive:

At the address listed on the records of the Company

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three business days thereafter. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

(h) Severability. All Sections, clauses and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, this Agreement shall be interpreted as if such invalid Sections, clauses or covenants were not contained herein.

(i) Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Except as provided in Sections 5 and 7, any suit brought hereon shall be brought in the state or federal courts sitting in San Diego, California, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

(j) Non-transferability of Interest. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

(k) Gender. Where the context so requires, the use of the masculine gender shall include the feminine and/or neuter genders and the singular shall include the plural, and vice versa, and the word “person” shall include any corporation, firm, partnership or other form of association.

(l) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

(m) Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

(n) Withholding and other Deductions. All compensation payable to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

(o) Code Section 409A Exempt.

(i) This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the severance payment payable under Section 4 shall be paid no later than the later of: (A) the fifteenth (15th) day of the third month following Executive’s first taxable year in which such severance benefit is no longer subject to a substantial risk of forfeiture, and (B) the fifteenth (15th) day of the third month following the first taxable year of the Company in which such severance benefit is no longer subject to a substantial risk of forfeiture, as determined in accordance with Section 409A of the Code and any Treasury Regulations and other guidance issued thereunder. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.

(ii) If the Company and Executive determine that any compensation or benefits payable under this Agreement may be or become subject to Code Section 409A and related Department of Treasury guidance, the Company and Executive agree to amend this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take such other actions as the Company and Executive deem necessary or appropriate to (A) exempt the compensation and benefits payable under this Agreement from Code Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement, or (B) comply with the requirements of Code Section 409A and related Department of Treasury guidance.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

CADENCE PHARMACEUTICALS, INC.

By:	/s/ THEODORE R. SCHROEDER
Name: Title:	Theodore R. Schroeder President and CEO

/s/ SCOTT A. BYRD
Scott A. Byrd

RELEASE

Certain capitalized terms used in this Release are defined in the Employment Agreement by and between CADENCE PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and Scott A. Byrd (“Executive”) dated as of [June 22, 2009] (the “Agreement”) which Executive has previously executed and of which this Release is a part.

Pursuant to the Agreement, and in consideration of and as a condition precedent to the payments and benefits provided under the Agreement, Executive hereby furnishes the Company with this Release.

Executive hereby confirms his/her obligations under the Company’s proprietary information and inventions agreement.

On Executive’s own behalf and on behalf of Executive’s heirs, estate and beneficiaries, Executive hereby waives, releases, acquits and forever discharges the Company, and each of its subsidiaries and affiliates, and each of their respective past or present officers, directors, agents, servants, employees, shareholders, predecessors, successors and assigns, and all persons acting by, through, under, or in concert with them, or any of them, of and from any and all suits, debts, liens, contracts, agreements, promises, claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, fixed or contingent, suspected and unsuspected, disclosed and undisclosed (“Claims”), from the beginning of time to the date hereof, including without limitation, Claims that arose as a consequence of Executive’s employment with the Company, or arising out of the termination of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, but not limited to, Claims which were, could have been, or could be the subject of an administrative or judicial proceeding filed by Executive or on Executive’s behalf under federal, state or local law, whether by statute, regulation, in contract or tort. This Release includes, but is not limited to: (1) Claims for intentional and negligent infliction of emotional distress; (2) tort Claims for personal injury; (3) Claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interest in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, front pay, back pay or any other form of compensation; (4) Claims for breach of contract; (5) Claims for any form of retaliation, harassment, or discrimination; (6) Claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended, the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the federal Employee Retirement Income Security Act of 1974, as amended, the federal Americans with Disabilities Act of 1990, the California Fair Employment and Housing Act, as amended, and the California Labor Code; and (7) all other Claims based on tort law, contract law, statutory law, common law, wrongful discharge, constructive discharge, fraud, defamation, emotional distress, pain and suffering, breach of the implied covenant of good faith and fair dealing, compensatory or punitive damages, interest, attorneys’ fees, and reinstatement or re-employment. If any court rules that Executive’s waiver of the right to file any administrative or judicial charges or complaints is ineffective, Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints.

Executive acknowledge that he/she has read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” Executive hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to his/her release of any unknown Claims Executive may have against the Company.

Notwithstanding the foregoing, nothing in this Release shall constitute a release by Executive of any claims or damages based on any right Executive may have to enforce the Company’s executory obligations under the Agreement, any right Executive may have to vested or earned compensation and benefits, or Executive’s eligibility for indemnification under applicable law, Company governance documents, Executive’s indemnification agreement with the Company, if any, or under any applicable insurance policy with respect to Executive’s liability as an employee or officer of the Company.

If Executive is 40 years of age or older at the time of the termination, Executive acknowledges that he/she is knowingly and voluntarily waiving and releasing any rights he/she may have under ADEA. Executive also acknowledges that the consideration given under the Agreement for the Release is in addition to anything of value to which he/she was already entitled. Executive further acknowledges that he/she has been advised by this writing, as required by the ADEA, that: (A) his/her waiver and release do not apply to any rights or claims that may arise on or after the date he/she executes this Release; (B) Executive has the right to consult with an attorney prior to executing this Release; (C) Executive has 21 days to consider this Release (although he/she may choose to voluntarily execute this Release earlier); (D) Executive has 7 days following the execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the 8th day after this Release is executed by Executive, without Executive’s having given notice of revocation.

Executive further acknowledges that Executive has carefully read this Release, and knows and understands its contents and its binding legal effect. Executive acknowledges that by signing this Release, Executive does so of Executive’s own free will, and that it is Executive’s intention that Executive be legally bound by its terms.

Scott A. Byrd

/s/ SCOTT A. BYRD

Date: June 22, 2009